                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       SYNC RESEARCH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                              SYNC RESEARCH, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 12, 1998

                            ------------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sync Research, Inc. (the "Company") will be held on Friday, June 12, 1998, at 2:00 p.m., local time, at the Marriott Suites, 500 Bayview Circle, Newport Beach, California 92660 for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

        2. To approve an amendment to the Company's 1991 Stock Plan to increase the number of shares reserved for issuance thereunder by an additional 750,000 shares.

        3. To approve a series of amendments to the Company's 1995 Directors' Stock Option Plan, including an increase to the number of shares reserved for issuance thereunder by an additional 100,000 shares.

        4. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

        5. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on April 17, 1998, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope.

                                          FOR THE BOARD OF DIRECTORS

                                                          [SIG]

                                          William K. Guerry
                                          Secretary

Irvine, California
April 30, 1998

                              SYNC RESEARCH, INC.

                                ----------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Sync Research, Inc. (the "Company"), for use at the annual meeting of stockholders to be held on Friday, June 12, 1998 (the "Annual Meeting"), at 2:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purpose set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Marriott Suites, 500 Bayview Circle, Newport Beach, California, 92660. The Company's principal executive offices are located at 40 Parker, Irvine, California 92618. The Company's telephone number at that location is (714) 588-2070.

    THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES (BUT NOT EXHIBITS) WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO WILLIAM K. GUERRY, VICE PRESIDENT OF FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, SYNC RESEARCH, INC., 40 PARKER, IRVINE, CALIFORNIA 92618 (TELEPHONE NUMBER (714) 588-2070). EXHIBITS TO THE ANNUAL REPORT MAY BE OBTAINED ON WRITTEN REQUEST TO MR. GUERRY AND PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS.

SOLICITATION

    These proxy solicitation materials were mailed on or before April 30, 1998 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: William K. Guerry) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the meeting of stockholders and voting in person.

VOTING

    Each share of Common Stock entitles its holder to one vote on matters to be acted upon at the meeting, including the election of directors.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted (i) for the election of the directors indicated; (ii) for the amendment to the Company's 1991 Stock Plan;
(iii) for the amendments to the Company's 1995 Directors' Stock Option Plan;
(iv) for ratification of the appointment of the designated independent public accountants; and (v) as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"). Abstentions and broker non-votes are each tabulated separately. The Inspector of Elections will determine whether or not a quorum is present at the Annual Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of the majority of shares entitled to vote and present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In determining whether a proposal has been approved, abstentions of shares that are entitled to vote are treated as present in person or represented by proxy, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes of shares that are entitled to vote are not treated as present in person or represented by proxy for purposes of voting on such proposal, and hence have no effect on the vote for such proposal.

RECORD DATE AND SHARE OWNERSHIP

    Only stockholders of record at the close of business on April 17, 1998, are entitled to notice of and to vote at the meeting. At the record date, April 17, 1998, 17,367,791 shares of the Company's Common Stock, with a par value of $.001 per share, were issued and outstanding.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than Thursday, December 31, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

NOMINEES

    The Company's bylaws currently provide for a Board of Directors of four members. William O'Meara has resigned and is not standing for reelection to the Board at the annual meeting. The Board of Directors recently elected Mr. William Schroeder to the Board to replace Mr. O'Meara and Mr. Schroeder is standing for election at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

    The names of the nominees, their ages as of March 13, 1998, and certain other information about them are set forth below:

                                                                                              DIRECTOR
NAME OF NOMINEE                             AGE               PRINCIPAL OCCUPATION              SINCE
--------------------------------------      ---      --------------------------------------  -----------
Gregorio Reyes .......................          57   Office of the Chief Executive Officer         1995
                                                       and Chairman of the Board of
                                                       Directors

John H. Rademaker ....................          50   Office of the Chief Executive Officer         1981
                                                       and Vice Chairman of the Board of
                                                       Directors

Charles A. Haggerty ..................          56   Chairman, President and Chief                 1995
                                                       Executive Officer of Western Digital
                                                       Corp.

William J. Schroeder .................          53   President and Chief Executive Officer         1998
                                                       of Diamond Multimedia Systems, Inc.

    Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years.

    MR. REYES has served in the Office of the Chief Executive Officer of the Company since October 1997 and as Chairman of the Company's Board of Directors since January 1995. From 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. Previously, he was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies, a wafer stepper company. Mr. Reyes currently also serves as a director of Diamond Multimedia Systems, Inc., C-Cube Microsystems, Inc., Stormedia, Inc. and several privately-held companies. Mr. Reyes received a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and a M.S. in Management from the Stevens Institute of Technology.

    MR. RADEMAKER, a founder of the Company, has served in the Office of the Chief Executive Officer of the Company since October 1997, as the Vice Chairman of the Company's Board of Directors since May 1997 and as a director since the Company's inception in 1981. In addition, Mr. Rademaker served as President from inception to March 1996 and as Chief Executive Officer from inception to May 1997. Mr. Rademaker received his B.S. in Sociology from the University of California, Berkeley.

    MR. HAGGERTY has served as a member of the Company's Board of Directors since June 1995. He has served as Chairman, President and Chief Executive Officer of Western Digital Corp. ("Western Digital"), a manufacturer of disk drives, since July 1992. From June 1992 through June 1993, Mr. Haggerty served as President and Chief Operating Officer of Western Digital. Mr. Haggerty also serves as a director of Pentair, Inc. and Beckman Instruments. He received a B.A. in Business and Social Science from the University of St. Thomas.

    MR. SCHROEDER has served as a member of the Company's Board of Directors since April 1998. Mr. Schroeder has served as President and Chief Executive Officer and Director of Diamond Multimedia Systems, Inc. since May 1994. Mr. Schroeder was employed by Conner Peripherals, Inc. ("Conner") from 1986 to 1994, initially as President and, from 1989, as Vice Chairman of the Board of Directors. He was also President of Conner's New Products Group from 1989 to 1990, President of Archive Corporation (a Conner subsidiary) from January 1993 to November 1993, and CEO of Arcada Software, Inc. (a Conner subsidiary) from November 1993 to May 1994. Mr. Schroeder is also a director of Xircom, Inc. and CNF

Transportation, Inc. He received his M.B.A. from Harvard Business School and M.S.E.E. and B.E.E. from Marquette University.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of eight meetings during the fiscal year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    From January through May 1997, the Audit Committee of the Board of Directors consisted of Robert J. Finocchio, Jr. and Gregorio Reyes. As of June 1997, the Audit Committee consisted of Charles Haggerty, William O'Meara and Gregorio Reyes. In October 1997, Mr. Reyes resigned from the Audit Committee. The Audit Committee consisted of non-employee directors of the Company. The Audit Committee had two meetings during 1997, both of which included meetings with the Company's independent auditors to review internal accounting policies and adequacy of internal controls. The members of the Audit Committee also met informally periodically with the Company's management during 1997.

    During 1997, the Compensation Committee of the Board of Directors consisted of Douglas C. Carlisle (through June 1997), Charles Haggerty, and William O'Meara (all of whom were or are currently non-employee directors). Mr. Carlisle did not stand for re-election as a member of the Board at the Company's 1997 Annual Meeting. The Compensation Committee met three times during 1997. The Compensation Committee, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees, administers the various incentive compensation and benefit plans (including the Company's stock purchase and stock option plans) and recommends policies relating to such plans. The Compensation Committee has exclusive authority to award grants of options or restricted stock to executive officers of the Company, pursuant to the 1991 and 1996 Stock Plans.

    During 1997, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he serves.

COMPENSATION OF DIRECTORS

    Mr. Reyes, the Chairman of the Board of Directors, earned $72,000 ($6,000 per month) during 1997 pursuant to a consulting agreement with the Company. Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings. Nonemployee directors of the Company will automatically be granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee director who is elected to the Board for the first time on or after November 9, 1995 will receive an option to purchase 20,000 shares of Common Stock on the date on which he or she first becomes a nonemployee director. After the initial grant, on the date of each annual stockholders meeting each nonemployee director, including directors who were serving on the Board prior to November 9, 1995, will be granted an additional option to purchase 5,000 shares of Common Stock if, on such date, he or she has served on the Board for at least six months and remains a director as of the end of such date. Pursuant to Proposal No. 3, the stockholders are being asked to approve an amendments to the Directors' Plan to increase the initial grant to non-employee directors from 20,000 to 40,000 shares and increase each subsequent grant from 5,000 to 10,000 shares. Each option becomes exercisable at the rate of 25% of the total number of shares subject to such option on the first annual anniversary of the grant date, and 1/48th of the total number of shares at the end of each month thereafter. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. Messrs. Haggerty, O'Meara and Reyes each received options to purchase 5,000 shares pursuant to the Directors' Plan in 1997. Subject to his election to the Board of Directors by the stockholders at the Annual Meeting and subject to stockholder approval of Proposal

No. 3, Mr. Haggerty will be automatically granted an option to purchase 10,000 shares of Common Stock on the date of the Annual Meeting. There are no family relationships among the directors or executive officers of the Company.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

    The four nominees receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS FOR THE ENSUING YEAR AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

          PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE 1991 STOCK PLAN

    At the Annual Meeting, stockholders are being asked to approve an amendment to the 1991 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares to an aggregate of 5,058,985 shares.

GENERAL

    The Company's 1991 Stock Plan was adopted by the Board of Directors in July 1991 and was approved by the Company's stockholders in November 1991. On January 30, 1998 the Board of Directors approved an amendment to increase the number of shares reserved for issuance under the 1991 Stock Plan by 750,000 shares to a total of 5,058,985 shares, for which stockholder approval is being requested.

    The 1991 Stock Plan, as amended, provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees and consultants including non-employee directors. Stock purchase rights may also be granted under the 1991 Stock Plan. See "United States Federal Income Tax Information" below for information concerning the tax treatment of incentive stock options, nonstatutory stock options and stock purchase rights.

    As of March 17, 1998, 1,791,228 shares had been issued upon exercise of options granted under the 1991 Stock Plan, options to purchase 2,208,023 shares were outstanding, and 309,734 shares remained available for future grants. Of the options outstanding, options to purchase 823,567 shares were held by current executive officers of the Company, no options were held by current directors who are not executive officers and options to purchase 1,384,456 shares were held by employees of the Company who are not executive officers. As of March 17, 1998, the fair market value of all shares of Common Stock subject to outstanding options under the 1991 Stock Plan was $5,652,539 based on the closing sale price of $2.56 for the Company's Common Stock as reported on the Nasdaq National Market System on such date.

    The 1991 Stock Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    The Board of Directors believes that in order to provide additional compensation and incentives to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent for the successful conduct of its business in a competitive marketplace it is necessary to amend the 1991 Stock Plan to reserve an additional 750,000 shares of Common Stock for issuance thereunder. The Company does not believe that the shares currently available for grant under the 1991 Stock Plan are sufficient to attract new employees and retain existing employees. The increase sought at the Annual Meeting is expected to provide sufficient

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
additional stock to continue the Company's policy of using equity incentives to attract and retain the services of key individuals essential to the Company's long-term success.

PURPOSE

    The purposes of the 1991 Stock Plan are to attract and retain the best available personnel for the Company, and to provide additional incentive to employees and consultants and to promote the success of the Company's business.

ADMINISTRATION

    If permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the 1991 Stock Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers.

    With respect to grants of options to employees or consultants who are also officers or directors of the Company, grants under the 1991 Stock Plan shall be made by (A) the Board of Directors, if the Board of Directors may make grants under the 1991 Stock Plan in compliance with Rule 16b-3 of the Exchange Act and
Section 162(m) of the Code as the latter applies so as to qualify grants of options to "covered employees" as performance-based compensation, or (B) a committee designated by the Board of Directors to make grants under the 1991 Stock Plan, which committee shall be constituted in such a manner as to permit grants under the 1991 Stock Plan to comply with Rule 16b-3, to qualify grants of options to "covered employees" as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

    With respect to grants of options to employees or consultants who are neither directors nor officers of the Company, the 1991 Stock Plan will be administered by (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee will be constituted in such a manner so as to satisfy the Applicable Laws. The Board of Directors or the committee designated by the Board of Directors to administer the 1991 Stock Plan is referred to in this Proxy Statement as the " Administrator." The Administrator receives no additional compensation for its services in connection with the administration of the 1991 Stock Plan.

ELIGIBILITY

    The 1991 Stock Plan provides that nonstatutory stock options and stock purchase rights may be granted to employees (including officers and directors who are also employees) and consultants of the Company. Incentive stock options may be granted only to employees. The Administrator selects the participants and determines the number of shares and the exercise price to be associated with each option or purchase right (except in the case of a participant-employee who is also a director, in which case the Compensation Committee alone determines the number of shares and the exercise price to be associated with each option). In making such determination, there are taken into account the duties and responsibilities of the participant, the value of the participant's services, the participant's present and potential contribution to the success of the Company, and other relevant factors. All employees of the Company are eligible to be selected by the Administrator to receive options or stock purchase rights.

    The 1991 Stock Plan provides that the maximum number of shares of Common Stock which may be granted under options or stock purchase rights to any one employee during any fiscal year is 525,000, subject to adjustment as provided in the 1991 Stock Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

    The terms of options granted under the 1991 Stock Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

    EXERCISE OF THE OPTION. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. As a general rule, options granted under the 1991 Stock Plan become exercisable to the extent of 25% of the shares subject to the option on the first anniversary of the grant date and 1/48th of the shares subject to the option at the end of each month thereafter, provided the optionee continues to work for the Company. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

    EXERCISE PRICE. The exercise price of options granted under the 1991 Stock Plan is determined by the Administrator, subject to the following limitations:
(i) the exercise price of incentive stock options granted to an employee shall be at least 100% of the fair market value on the date of grant, unless such employee owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary (a "10% stockholder"), in which case the exercise price shall be at least 110% of the fair market value on the date of the grant, and (ii) the exercise price of nonstatutory stock options granted to a person shall be at least 85% of the fair market value of the shares on the date of the grant unless (a) such person is the Chief Executive Officer or one of the four other most highly compensated executive officers who earned salary and bonus in excess of $100,000 in 1997 (a "Named Executive Officer), in which case the exercise price of such options shall be at least 100% of the fair market on the date of grant or (b) such person is a 10% stockholder in which case the exercise price shall be at least 110% of the fair market value on the date of grant. Fair market value of the Common Stock is the closing sales price as reported by Nasdaq National Market on the date of grant.

    The consideration to be paid for shares upon exercise of options granted under the 1991 Stock Plan, including the method of payment, is determined by the Administrator and in the case of incentive stock options such determination must be made at the date of grant. Such consideration may consist of cash, check, promissory note, shares of the Company's Common Stock having a fair market value on the date of exercise equal to the exercise price (subject to certain limitations) or assignment of the proceeds of a sale of some or all of the shares being acquired upon exercise of the option. The Administrator may also authorize payments by any combination of the above methods.

    TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the 1991 Stock Plan may be exercised not later than thirty days (or such other period of time not exceeding three months in the case of an incentive stock option as is determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

    DISABILITY. If an optionee's employment or consulting relationship with the Company is terminated due to his or her total and permanent disability, options may be exercised within twelve months after the date of termination, but only to the extent the option was exercisable on the date of termination, and PROVIDED FURTHER that in no event may the option be exercised after its termination date.

    DEATH. In the event of the death of an optionee the option may be exercised at any time within twelve months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise the option at the date of death, and PROVIDED FURTHER that in no event may the option be exercised after its termination date.

    TERMINATION OF OPTIONS. Incentive stock options granted under the 1991 Stock Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement, PROVIDED HOWEVER that incentive stock options granted to stockholders owning more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary may not have a term of more than five years.

    NONTRANSFERABILITY OF OPTIONS. Options are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    OTHER PROVISIONS. The option and stock purchase agreements may contain such other terms, provisions and conditions not inconsistent with the 1991 Stock Plan as may be determined by the Administrator.

TERMS OF STOCK PURCHASE RIGHTS

    RIGHTS TO PURCHASE. The Administrator determines the terms, conditions and restrictions related to the offer of a stock purchase right, including the number of shares that the recipient shall be entitled to purchase, the price to be paid (which price shall not be less than 85% of the fair market value of the Common Stock as of the date of the offer for stock purchase rights granted to employees who are not Named Executive Officers and not less than 100% of the fair market value of the Common Stock as of the date of the offer for stock purchase rights granted to employees who are Named Executive Officers), and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator. Common Stock purchased pursuant to the grant of a stock purchase right shall be referred to herein as "Restricted Stock."

    REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). As a general rule, 20% of the Restricted Stock held by a purchaser is released from the Company's repurchase option each year, provided the purchaser's employment or consulting relationship has not been terminated prior to the date of such release. The purchase price for Common Stock repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cash or cancellation of purchase money indebtedness of the purchaser to the Company.

    OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the 1991 Stock Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

    RIGHTS AS A STOCKHOLDER. Once the stock purchase right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR CORPORATE TRANSACTIONS

    CHANGES IN CAPITALIZATION. In the event any change is made in the Company's capitalization from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (except for the conversion of convertible securities), proportional adjustment shall be made in the price per share of each option or stock purchase right, the number of shares subject to each option or stock purchase right, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1991 Stock Plan.

    CORPORATE TRANSACTIONS. In the event of a proposed dissolution or liquidation of the Company, options and stock purchase rights shall terminate, unless the Administrator in its discretion permits the exercise (including the accelerated vesting) of any option or stock purchase right. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the Company's assets, the Administrator shall accomplish a substitution or assumption of options and stock purchase rights by the successor corporation or the parent or a subsidiary of such successor corporation or, in its discretion, permit the exercise (including the accelerated vesting) of any option or stock purchase right. If the Administrator elects to accelerate vesting of options and stock purchase rights in lieu of assumption or substitution in the event of a merger or sale of assets of the Company, the Administrator shall notify the optionee or stockholder and such person shall have 15 days from the date of such notice to exercise his or her options, at the end of which notice period the option or stock purchase right shall terminate.

AMENDMENT AND TERMINATION

    The Board of Directors may amend the 1991 Stock Plan at any time or from time to time or may terminate it without approval of the stockholders, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee under any grant theretofore made, without his or her consent. Stockholder approval is required for any amendment to the 1991 Stock Plan that: (i) increases the number of shares that may be issued under the 1991 Stock Plan, (ii) modifies the standards of eligibility, (iii) modifies the limitation on grants to employees described in the 1991 Stock Plan or results in other changes which would require stockholder approval to qualify options granted under the 1991 Stock Plan as performance-based compensation under
Section 162(m) of the Code, or (iv) so long as the Company has a class of equity securities registered under Section 12 of the Exchange Act, materially increases the benefits to participants that may accrue under the 1991 Stock Plan. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or with
Section 162(m) or 422 of the Code (or any other applicable law or regulation, including the requirements of the National Association of Securities Dealers, Inc. or an established stock exchange), the Company shall obtain stockholder approval of any 1991 Stock Plan amendment in such a manner and to such a degree as required. The 1991 Stock Plan shall terminate in June 2005, provided that any options then outstanding under the 1991 Stock Plan shall remain outstanding until they expire by their terms.

UNITED STATES FEDERAL INCOME TAX INFORMATION

    The following is a brief summary of the U.S. federal income tax consequences of options transactions under the 1991 Stock Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality or foreign taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the 1991 Stock Plan.

    OPTIONS. Options granted under the 1991 Stock Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not so qualify. If an option granted under the 1991 Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain by the optionee will be treated as a long-term capital gain under U.S. tax laws. If both of these holding periods are not satisfied, the optionee will recognize ordinary income under U.S. tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long term capital gains is alternatively 28% (in the case of shares held more than one year but less than 18 months after exercise) and 20% (in the case of shares held more than 18 months after exercise), whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

    ALTERNATIVE MINIMUM TAX. The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns, $33,750 for individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

    In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisers prior to exercising incentive stock options.

    If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

    STOCK PURCHASE RIGHTS. Stock purchases under the 1991 Stock Plan will generally be taxed in the same manner as the exercise of a nonstatutory stock option.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the 1991 Stock Plan to reserve an additional 750,000 shares of Common Stock for issuance thereunder.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK PLAN TO RESERVE AN ADDITIONAL 750,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

  PROPOSAL NO. 3: APPROVAL OF AMENDMENTS TO 1995 DIRECTORS' STOCK OPTION PLAN

    At the annual meeting, stockholders are being asked to approve amendments to the 1995 Directors' Stock Option Plan to (i) increase the number of shares reserved for issuance thereunder by 100,000 shares to an aggregate of 200,000 shares, (ii) increase the number of options to purchase Common Stock a non-employee director shall receive as an initial grant from 20,000 shares to 40,000 shares and (iii) increase the number of options to purchase Common Stock a non-employee director shall receive upon re-election to the Board of Directors from 5,000 shares to 10,000 shares. In addition, the amendments provide that a non-employee director appointed by the Board between January 30, 1998 and June 12, 1998 shall receive an option to purchase an additional 20,000 shares of Common Stock upon election to the Board by the stockholders of the Company at the Annual Meeting.

GENERAL

    The Company's 1995 Directors' Stock Option Plan (the "Directors' Stock Option Plan") was adopted by the Board of Directors in September 1995 and approved by the stockholders effective as of November 1995. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan. As of March 17, 1998 options to purchase 30,000 shares were outstanding and 70,000 shares of Common Stock remain available for grant under the Directors' Stock Option Plan.

    Options granted under the Directors' Stock Option Plan are non-statutory options and do not qualify as "incentive stock options," as defined in the Code. See the section below entitled "Federal Income Tax Aspects of the Directors' Stock Option Plan" for information concerning the tax treatment of non-statutory stock options.

    The Directors' Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

    The amendments are designed to assure that a sufficient reserve of Common Stock is available under the Directors' Stock Option Plan to provide equity incentives to new and returning non-employee directors. The amendments will also enhance the Company's ability to attract and retain the services of highly qualified directors essential to the Company's long-term success. At the Annual Meeting of Stockholders, the stockholders are being asked to approve the above amendments to the Directors' Stock Option Plan.

PURPOSE

    The purposes of the Directors' Stock Option Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to non-employee directors of the Company to serve as directors, and to encourage their continued service on the Board.

ADMINISTRATION

    The Directors' Stock Option Plan is designed to work automatically, without administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. The interpretation and construction of any provision of the Directors' Stock Option Plan by the Board of Directors shall be final and conclusive.

    Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Directors' Stock Option Plan. All directors currently hold office until the annual meeting of stockholders of the Company following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of outstanding shares pursuant to the provisions of Section 141 of the Delaware General Corporation Law (except that no director may be removed (unless the entire Board is removed) if the votes cast against removal would be sufficient to elect the director under cumulative voting) or by court order.

ELIGIBILITY

    The Directors' Stock Option Plan provides for the grant of non-statutory options to non-employee directors of the Company. Currently the Directors' Stock Option Plan provides that each such director shall be automatically granted an option to purchase 20,000 shares of Common Stock on the date on which such person first becomes a non-employee director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy (the "First Option"). In addition, each non-employee director is automatically granted an option to purchase 5,000 shares of Common Stock on the date such director is re-elected to the Board by the Company's stockholders or otherwise (a "Subsequent Option") if, on such date, such director has served on the Company's Board for at least six (6) months. Subject to receiving stockholder approval pursuant to this Proxy Statement, the Directors' Stock Option Plan will provide that the First Option shall be for 40,000 shares and each Subsequent Option shall be for 10,000 shares.

TERMS AND CONDITION OF OPTIONS

    Options granted under the Directors' Stock Option Plan have a term of 10 years. Each option is evidenced by a stock option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

    EXERCISE OF THE OPTION. Each Option shall become exercisable for 25% of the shares subject to the Option on the first anniversary of the date of grant of each such Option, and at the rate of 1/48 of the shares subject to such Option for each month thereafter, provided, in each case, that the holder thereof remains an Eligible Director as of such date.

    An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. The consideration to be paid for shares issued upon exercise of options granted under the Directors' Stock Option Plan, including the method of payment, shall be determined by the Company's Board of Directors and may consist entirely of: 1) cash; 2) check; 3) other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares for which the option is being exercised (provided, however, that if the shares being surrendered were acquired from the Company, they must have been held for at least six months); or
4) any combination of the foregoing methods of payment.

    PURCHASE PRICE. The purchase price of the shares subject to each Option shall be their fair market value determined based on the closing sales price for shares or the closing bid if no sales were reported, as quoted on the Nasdaq National Market, on the Grant Date of such Option, or on the last preceding business day if such Grant Date is not a business day.

    TERMINATION OF STATUS AS A DIRECTOR. The Directors' Stock Option Plan provides that if the optionee ceases to serve as a director of the Company, for any reason, the option may be exercised within 30 days after the date he or she ceases to be a director as to all or part of the shares that the director was entitled to exercise at the date of such termination. Notwithstanding the foregoing, in no event may an option be exercised after its 10-year term has expired. To the extent that the director was not entitled to exercise an option at the date of such termination, or does not exercise an option that he or she was entitled to exercise within the time specified, the option shall terminate.

    TERMINATION OR SUSPENSION OF PLAN. The Board of Directors at any time may suspend or terminate the Directors' Stock Option Plan. The Directors' Stock Option Plan, unless sooner terminated, shall terminate on the tenth anniversary of its adoption by the Board of Directors. No Option may be granted under the Directors' Stock Option Plan while the Directors' Stock Option Plan is suspended or after it is terminated. Suspension or termination of the Directors' Stock Option Plan shall not affect the rights of the holder of any option, except with that holder's consent. No option is exercisable by any person after the expiration of 10 years after the date the option was granted.

    TRANSFERABILITY. No option shall be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder).

    RULE 16b-3. Options granted to directors must comply with the applicable provisions of Rule 16b-3 or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934, as amended, with respect to Directors' Stock Option Plan transactions.

    OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Stock Option Plan as may be determined by the Company's Board of Directors.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR CORPORATE TRANSACTIONS

    CHANGES IN CAPITALIZATION. If any change is made in the shares subject to the Directors' Stock Option Plan or subject to any option granted under the Directors' Stock Option Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the Board of Directors shall make appropriate adjustments as to the maximum number of shares subject to the Directors' Stock Option Plan, the number of shares covered by any option grant, the maximum number of shares for which options may be granted to any Eligible Director, and the number of shares and price per share covered by outstanding options.

    CORPORATE TRANSACTIONS. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets,
(iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, the Company is obligated to give each optionee, at the time of adoption of the plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise his or her option (including any part of an option that would not otherwise be exercisable), prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option will terminate, or the right to exercise the option (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

AMENDMENT AND TERMINATION

    The Company's Board of Directors may amend the Directors' Stock Option Plan at any time, provided that any amendment which increases the number of shares as to which options may be granted, modifies the requirements as to eligibility for participation, materially increases the benefits accruing under the Plan or otherwise must be approved by stockholders to comply with Rule 16b-3 of the Exchange Act, shall be subject to obtaining stockholder approval. No amendment shall affect the rights of the holder of any option, except with that holder's consent. Notwithstanding anything to the contrary in the Directors' Stock Option Plan, provisions of the Directors' Stock Option Plan that affect the formula award terms required to be specified by Rule 16b-3) shall not be amended more than once every six (6) months, other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. The Directors' Stock Option Plan will terminate in July 2005 unless earlier terminated as described above.

FEDERAL INCOME TAX ASPECTS OF THE DIRECTORS' STOCK OPTION PLAN

    The following is a brief summary of the effect of federal income taxation upon the director optionee and the Company with respect to the grant of options and purchase and disposition of shares under the Directors' Stock Option Plan based on federal securities and income tax laws currently in effect. This summary does not purport to be complete. The Company advises an optionee to consult his or her own tax advisor regarding the taxation of option grants and exercises, and the disposition of shares acquired upon such exercises, under applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

    Options granted under the Directors' Stock Option Plan are non-statutory options. A director optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a non-statutory option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the sale of shares acquired upon exercise of an option could subject the director to suit under Section 16 of the Exchange Act, the date of taxation under U.S. tax laws may be deferred unless the director files an election with the Internal Revenue Service under Section 83(b) of the Code. Upon sale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is alternatively 28% (in the case of shares held more than one year but less than 18 months after exercise) and 20% (in the case of shares held more than 18 months after exercise), whereas the maximum rate on other income is 39.6%. Capital losses are allowed in full under U.S. tax laws against capital gains plus $3,000 of other income.

    The Company will be entitled to a tax deduction in the amount and at the time that the director recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the Directors' Stock Option Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1995 DIRECTORS' STOCK OPTION PLAN.

           PROPOSAL NO. 4: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998, and recommends that stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required for approval of the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of March 17, 1998, as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers who earned salary and bonus in excess of $100,000 in 1997 and two persons who served as an executive officer during a portion of fiscal 1997 but were no longer executive officers as of December 31, 1997 (the "Named Executive Officers") and (iv) all directors and executive officers as a group.

                                                                            SHARES BENEFICIALLY
                                                                                 OWNED(1)
5% STOCKHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,                     -----------------------
AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                             NUMBER      PERCENT
------------------------------------------------------------------------  ----------  -----------
John H. Rademaker(2) ...................................................     803,804         4.6%
  40 Parker
  Irvine, CA 92618

Louis Zimmerman(3) .....................................................     946,813         5.5%
  40 Parker
  Irvine, CA 92618

3Com Corporation .......................................................   1,027,083         5.9%
  5400 Bayfront Plaza
  Santa Clara, CA 95052

Wisdom Tree Capital ....................................................     852.400         5.5%
  1633 Broadway 38th Floor
  New York, NY 10019

Caanan Venture Limited Partnership .....................................     958,181         5.5%
  105 Rowayton Ave.
  Rowayton, CT 06853

                                                                            SHARES BENEFICIALLY
                                                                                 OWNED(1)
5% STOCKHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,                     -----------------------
AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                             NUMBER      PERCENT
------------------------------------------------------------------------  ----------  -----------
Gregorio Reyes(4) ......................................................     283,854         1.6%

Charles A. Haggerty(5) .................................................      52,395       *

William J. O'Meara(5) ..................................................      32,395       *

William J. Schroeder ...................................................           0       *

Roger A. Dorf(6) .......................................................     158,000       *

Todd Krautkremer(7) ....................................................      80,776       *

James D. McNally(8) ....................................................     191,564         1.1%

Otto Berlin(9) .........................................................      56,250       *

Dominic Genovese(10) ...................................................      70,833       *

Karen Ratta(11) ........................................................      66,079       *

Richard M. White(12) ...................................................      26,830       *

All directors and executive officers as a group (13
  persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)..........................   1,823,404        10.2%

------------------------

   * Less than 1 percent.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 17, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes 200,000 shares held in trusts or by custodians for the benefit of Mr. Rademaker's children. Mr. Rademaker disclaims beneficial ownership of such shares.

 (3) Includes 40,000 shares held in trust for the benefit of Mr. Zimmerman's children. Mr. Zimmerman disclaims beneficial ownership of such shares.

 (4) Consists of 281,459 shares held in the name of Gregorio Reyes & Vanessa F. Reyes, Trustees of the Gregorio Reyes and Vanessa F. Reyes Trust, u/a dtd April 22, 1983 and 2,395 shares issuable upon the exercise of options to purchase common stock within 60 days of March 17, 1998

 (5) Includes 2,395 shares issuable upon the exercise of options to purchase Common Stock within 60 days of March 17, 1998.

 (6) Includes 150,000 shares issuable upon the exercise of options to purchase Common Stock within 60 days of March 17, 1998. Mr. Dorf resigned as an officer of the Company, effective October 27, 1997.

 (7) Includes 80,441 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998.

 (8) Includes 86,770 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998.

 (9) Consists of 56,250 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998. Mr. Berlin resigned as an officer of the Company, effective November 16, 1997.

 (10) Consists of 70,833 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998. Mr. Genovese resigned as an officer of the Company, effective October 31, 1997.

 (11) Includes 45,000 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998.

 (12) Consists of 26,830 shares issuable upon exercise of options to purchase Common Stock within 60 days after March 17, 1998.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 12 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

REPORT OF COMPENSATION COMMITTEE

    During 1997, the Compensation Committee of the Board consisted of Douglas Carlisle, Charles A. Haggerty, and William O'Meara, each of whom are non-employee directors, until June 13, 1997 when Mr. Carlisle resigned from the Compensation Committee and the Board. The Compensation Committee, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees, administers the various incentive compensation and benefit plans (including the Company's stock purchase and stock option plans) and recommends policies relating to such plans. The Compensation Committee also has the exclusive responsibility for granting options and stock purchase rights under the 1991 Stock Plan to executive officers and eligible directors. The Compensation Committee will annually evaluate the performance and determine compensation and long-term equity incentives of the Chief Executive Officer (the "CEO"), and will review and approve the CEO's compensation recommendation for other executive officers of the Company.

    The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for a quarterly and/or annual bonuses based on overall Company performance as well as individual performance and (3) stock and/or option grants which provide the executive officers with the opportunity to build a meaningful stake in the Company, and which stock and/or options are granted with the objective of aligning executive officers' long-range interests with those of the stockholders and encouraging the achievement of superior results over time. The second and third elements of the compensation program constitute the "at risk" components.

    The Company believes that, in order to attract and retain talented individuals, it is important to set the base salaries of its executives at levels that are competitive with those of companies in similar industries, of comparable size and in the Company's same geographic area. As an aid in setting executive compensation for 1998, the Company analyzed the American Electronics Association 1997 Executive Compensation Survey with particular emphasis on companies in the telecommunications industry with sales levels similar to those of the Company. The Company views these companies as an appropriate peer index for executive compensation because it expects to continue to draw its executives from this industry and because these companies represent the Company's principal competitors for qualified executive-level employees.

    ANNUAL OR QUARTERLY CASH BONUSES

    The Company historically has not had a formal cash bonus program for executive officers, although cash bonuses have been paid from time to time in the past to selected executive officers in recognition of superior individual performance. For fiscal 1997, Messrs. McNally, White, Genovese and Berlin received bonuses based upon the Company's achievement of certain sales and operational milestones during the year. None of the other executive officers of the Company earned bonuses during fiscal 1997. The Company currently anticipates that Mr. McNally may earn bonuses in 1998 equal to a certain percentage of his respective salary if the Company meets certain revenue objectives.

    Because stock options and stock grants provide an incentive for executives to maximize stockholder value over time, stock options and stock grants are a key means of aligning the interests of management and stockholders. Value accrues to executives only as the value of the Company's stock appreciates. The Company's typical vesting schedule for all employee options (including options granted to executive officers) is as follows: 25% of the total number of shares subject to the option vest one year after the date of grant and 1/48th of the total number of shares subject to the option vest at the end of each month thereafter. These vesting schedules are intended to encourage a long-term commitment to the Company by its executive officers. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executives in the Company and at other companies in the telecommunications industry. In 1997, the Company granted stock options under the 1996 Non-Executive Stock Option Plan (the 1996 Stock
Plan) to two new executive officers, Messrs. Alini (200,000 shares) and Guerry (140,000 shares) and stock options under the 1991 Stock Plan to seven other executive officers, Messrs. Dorf (420,000 shares), Genovese (200,000 shares) and Berlin (160,000 shares), McNally (145,000), Krautkremer (50,000 shares), and White (85,000 shares) and Ms. Ratta (40,000 shares). Options granted in 1997 include options that were repriced in April 1997. See discussion below under "Option Repricing."

    The Compensation Committee will meet during the year and will consult as needed with the Company's CEO to establish the compensation program for the next year and to evaluate the effectiveness of the Company's compensation program in meeting its objectives. Additionally, the Compensation Committee may hold special meetings to approve the compensation of a newly hired executive or an executive whose scope of responsibility has significantly changed. Compensation for executive officers will be based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee evaluates the performance of the Company's Chief Executive Officer, sets his base compensation and determines bonuses and awards stock or option grants, if any. The Compensation Committee determines the CEO's base salary after evaluating a number of factors, including comparative salaries of chief executive officers of companies of comparable size in the telecommunications industry, the Chief Executive Officer's individual performance and the Company's performance.

    John H. Rademaker served as CEO of the Company from its inception in 1981 to May 1997 and, as a founder of the Company, owns a significant number of shares of Common Stock of the Company (representing approximately 4.6% of the outstanding shares of Common Stock as of March 17, 1998), all of which shares are currently vested. In October 1997, Mr. Rademaker was named to the Office of the CEO of the Company. The Board of Directors has historically considered Mr. Rademaker's significant ownership stake in the Company to be a very important element of his compensation, with the value of such equity accruing to Mr. Rademaker only as the value of the Company's stock appreciates. The Board of Directors has periodically reviewed Mr. Rademaker's cash compensation. In June 1997, Mr. Rademaker was granted a non-qualified option under the 1991 plan for 100,000 shares and in January 1998 his base salary was increased to $200,000 per year. Mr. Rademaker has never received a cash bonus.

    Gregorio Reyes has served as the Company's Chairman of the Board since January 1995 and was named to the Office of the CEO of the Company in October 1997. In connection with such appointment, Mr. Reyes was granted a non-statutory stock option under the 1991 Stock Plan for 300,000 shares. Mr. Reyes works on a part-time consulting basis in his capacity of Co-CEO and does not receive any additional compensation over the consulting arrangement he has with the Company. See discussion above under "--Compensation of Directors."

    OPTION REPRICING

    In April 1997, the Board of Directors (including the Compensation Committee) determined that it was in the best interest of the Company to offer to reprice the then-outstanding stock options of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. The objectives of the 1991 Stock Plan and the Company's other stock option plans are to promote the interests of the Company by providing employees and consultants an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. Given the substantial decline in fair market value of the Company's Common Stock in the approximately twelve months prior to April 1997, and the fact that many of the Company's employees had commenced work at the Company during that period, a large number of the Company's employees held stock option grants, before the repricing, with exercise prices substantially in excess of the fair market value of the Company's Common Stock in April 1997. It was the view of the Committee that stock options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by most optionees of the Company, and provided little, if any, equity incentive to the optionees. The Committee thus concluded that such option grants seriously undermined the specific objectives of the 1991 Stock Plan and the Company's other stock option plans and should be repriced.

    In this context, the Committee decided that effective April 14, 1997 (the "Grant Date") all optionees, except for Roger A. Dorf and the non-employee directors, holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock should receive one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $3.9375 per share, the closing sales price and fair market value of the Company's Common Stock on the Grant Date. The new options were subject to the same vesting rate as the canceled options, but the optionees who elected to participate in the repricing agreed to suspend vesting of these options for a period of six months after the Grant Date. Included in the repricing actions were certain of the options held by five of the Company's executive officers:
Dominic Genovese, Vice President of Sales, Otto Berlin, Vice President of International Sales, Todd Krautkremer, Vice President of Marketing, Richard White, Vice President of Customer Service and Karen Ratta, Vice President of Manufacturing. In addition, on April 18, 1997, the Board resolved to reprice certain options to purchase shares of Common Stock held by Roger A. Dorf, then the Company's President and Chief Operating Officer. The Board determined not to reprice Mr. Dorf's options on the same one-to-one basis as other option holders. Rather, in exchange for the cancellation of his original option to purchase 525,000 shares of Common Stock, Mr. Dorf received a repriced option to purchase 80% of such shares (420,000 shares) of Common Stock. In addition, the Board determined that the exercise price for Mr. Dorf's repriced option would be the greater of: (i) the closing sale price of the Company's Common Stock on the effective grant date of April 22, 1997 ($2.9375), and (ii) the closing sale price of the Company's Common Stock on April 14, 1997, which other option holders had previously received in the repricing ($3.9375). Thus, Mr. Dorf's new option had a per share exercise price of $3.9375, which is higher than the fair market value of the Company's Common Stock on the date of his grant. The new option included vested shares as of the grant date equal to 80% of the number of shares that were then vested under Mr. Dorf's cancelled option. In addition, Mr. Dorf agreed to suspend vesting on this new option for a period of six months after April 22, 1997, at which time vesting would resume at the rate of 1/48th of the total number of 420,000 shares per month. In determining to reprice options, the Committee also considered the fairness of such a determination in relation to other stockholders. For this reason, the outside directors' options were not repriced. It is the opinion of the Board of Directors that this program helped build optionee morale and provided new incentives for the Company's employees and management and that the continued retention and motivation of the Company's employees and management is in the best interests of the Company's stockholders.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

    The compensation to be paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the company's executive officers for fiscal 1998 will exceed that limit. The Company's 1991 Stock Plan is structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1991 Stock Plan or the 1996 Stock Plan will qualify as "performance-based" compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

                                          COMPENSATION COMMITTEE
                                          Douglas C. Carlisle
                                          Charles A. Haggerty
                                          William J. O'Meara

PERFORMANCE GRAPH

    The following graph summarizes cumulative total stockholder return (assuming reinvestment of dividends) for the period beginning on the date the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934 (November 9, 1995) and ending at December 31, 1997.

    The graph assumes that $100 was invested on November 9, 1995 in: (i) the Common Stock of Sync Research, Inc., (ii) the Nasdaq Market Index and (iii) the MG Communications Index (provided by Media General Financial Services, Inc.). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SYNC RESEARCH, INC.     NASDAQ       MG COMMUNICATIONS

                  Common Stock   Market Index                 Index
11/9/95                $100.00        $100.00               $100.00
12/31/95                102.84         101.13                105.73
12/31/96                 31.25         125.67                106.91
12/31/97                   8.1         153.73                137.18

                                                     11/9/95   12/31/95   12/31/96   12/31/97
                                                    ---------  ---------  ---------  ---------
Sync Research, Inc. Common Stock..................  $  100.00  $  102.84  $   31.25  $    8.10
Nasdaq Market Index...............................  $  100.00  $  101.13  $  125.67  $  153.73
MG Communications Index...........................  $  100.00  $  105.73  $  106.91  $  137.18

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the compensation earned or received during 1997 by
(i) all persons who served as the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company whose total annual salary and bonus earned during 1997 exceeded $100,000 and (iii) two persons who served as executive officers of the Company during a portion of fiscal 1997 but are no longer executive officers as of December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                            -------------------------------------------
                                                                                            SECURITIES
                                                ANNUAL COMPENSATION                         UNDERLYING
                                         ---------------------------------   RESTRICTED    OPTIONS/SARS     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY($)   BONUS($)    STOCK AWARDS        (#)       COMPENSATION
---------------------------------------  ---------  ---------  -----------  -------------  -------------  -------------
Gregorio Reyes ........................       1997  $      --          --            --        305,000      $  72,000(10)
  Chief Executive Officer                     1996  $      --          --            --          5,000      $  72,000(10)
                                              1995  $      --          --     $       0(11)          --     $  72,000(10)

John H. Rademaker .....................       1997  $ 171,250          --            --        100,000      $   1,766(1)
  Chief Executive Officer                     1996  $ 175,000          --            --             --      $     829(1)
                                              1995  $ 175,000          --            --             --      $   1,044(1)

Roger A. Dorf .........................       1997  $ 221,292          --            --        420,000(4)   $  96,042(1)(2)(3)
  Chief Executive Officer                     1996  $ 176,250          --            --        525,000(4)   $  31,970(1)(2)

Otto Berlin ...........................       1997  $ 135,000   $  68,307(6)          --       160,000(5)   $   1,980(1)
  Vice President of International Sales       1996  $  85,933   $  33,750(6)          --       130,000(5)   $  50,778(1)(2)

Dominic Genovese ......................       1997  $ 150,000   $  36,819(7)          --       200,000(5)   $   4,055(1)(3)
  Vice President of Sales                     1996  $ 100,000   $  34,044(7)          --       200,000(5)   $   3,220(1)(2)

James D. McNally ......................       1997  $ 160,000   $   8,762(8)          --       145,000      $   4,799(1)(3)
  Senior Vice President of Sales              1996  $ 150,000   $  20,553(8)          --            --      $   2,500(1)(3)
                                              1995  $ 139,910   $  57,690(8)          --        15,000      $   1,560(1)(3)

Todd J. Krautkremer ...................       1997  $ 140,000          --            --         50,000(5)   $   2,459(1)(3)
  Vice President of Marketing                 1996  $ 131,250          --            --         50,000(5)   $  66,015(1)(2)
                                              1995  $ 130,859          --            --          6,000            251(1)

Karen Ratta ...........................       1997  $ 131,667          --            --         40,000(5)   $   2,706(1)(3)
  Vice President of Manufacturing             1996  $ 120,000   $   5,000            --         40,000(5)   $     638(1)(3)
                                              1995  $  88,388          --            --        100,000      $  22,621(1)(2)

Richard White .........................       1997  $ 102,208   $  15,902(9)          --        85,000(5)   $   2,431(1)(3)
  Vice President of Customer Service          1996  $  93,000   $  22,083(9)          --        26,576(5)          --
                                              1995  $  93,919          --            --          2,130             --

--------------------------

 (1) Includes life insurance premiums pursuant to a program generally available to all employees paid in 1997 in the amount of $1,766 for Mr. Rademaker, $3,533 for Mr. Dorf, $1,980 for Mr. Berlin, $2,250 for Mr. Genovese, $2,430 for Mr. McNally, $303 for Mr. Krautkremer, $731 for Ms. Ratta and $898 for Mr. White; paid in 1996 in the amount of $829 for Mr. Rademaker, $1,532 for Mr. Dorf, $1,155 for Mr. Berlin, $2,250 for Mr. McNally, $216 for Mr. Krautkremer, $388 for Ms. Ratta, and $843 for Mr. Genovese; and paid in 1995 in the amount of $1,310 for Mr. McNally, $1044 for Mr. Rademaker, $251 for Mr. Krautkremer and $255 for Ms. Ratta.

 (2) Includes temporary living allowances and other relocation expenses paid in 1997 in the amount of $90,403 for Mr. Dorf; paid in 1996 in the amount of $30,438 for Mr. Dorf, $49,623 for Mr. Berlin, $65,799 for Mr. Krautkremer and $2,377 for Mr. Genovese and paid in 1995 in the amount of $22,366 for Ms. Ratta in 1995.

 (3) Includes defined contribution retirement plan contributions made by the Company in 1997 in the amount of $2,106 for Mr. Dorf, $1,805 for Mr. Genovese, $2,369 for Mr. McNally, $2,156 for Mr. Krautkremer, $1,975 for Ms. Ratta and $1,533 for Mr. White; in 1996 in the amount of $250 for Mr. McNally, and $250 for Ms. Ratta; and in 1995 in the amount of $250 for Mr. McNally.

 (4) On March 11, 1996, Mr. Dorf was granted an option to purchase 525,000 shares of Common Stock at $18.00 per share. In an option repricing approved by the Board on April 18, 1997 and effected on April 22, 1997, this option was canceled and exchanged for an option to purchase 420,000 shares at $3.9375 per share, which was the higher of the closing sale price of the Company's Common Stock on Mr. Dorf's grant date of April 22, 1997 and April 14, 1997 (the effective date of repricing for other optionees). As consideration for the exchange, Mr. Dorf agreed to suspend the vesting on this new option during the six month period after April 22, 1997.

 (5) On April 10, 1996, Mr. Krautkremer was granted options to purchase 50,000 shares of Common Stock at $22.25 per share. On May 28, 1996, Mr. Genovese was granted options to purchase 200,000 shares of Common Stock at $18.25 per share. On May 28, 1996, Mr. Berlin was granted options to purchase 130,000 shares of Common Stock at $18.25 per share. On April 10, 1996, Ms. Ratta was granted options to purchase 40,000 shares of Common Stock at $22.25 per share. On August 27, 1996, Mr. White was granted options to purchase 25,000 shares of Common Stock at $13.25 per share and on January 14, 1997, Mr. White was granted options to purchase 15,000 shares of common stock at $14.87 per share. In an option repricing, which was effective April 14, 1997, these options were canceled and exchanged for new options with an exercise price of $3.9375 per share, the closing sale price of the Company's Common Stock on April 14, 1997. As consideration for the exchange, Messrs. Krautkremer, Genovese and Berlin agreed to suspend the vesting on these new options during the six month period after April 14, 1997.

 (6) Consists of $36,481 in sales commissions and $31,826 in bonus in 1997 and $33,750 in bonus in 1996.

 (7) Consists of $17,500 in sales commissions and $19,319 in bonus in 1997 and $21,544 in sales commissions and $12,500 in bonus in 1996.

 (8) Consists of sales commissions.

 (9) Consists of $9,800 in sales commissions and $6,102 in bonus in 1997 and $22,083 in bonus in 1996.

 (10) Consists of payments pursuant to a consulting agreement with the Company under which Mr. Reyes is paid a fee of $6,000 per month. See discussion above under "--Compensation of Directors."

 (11) Mr. Reyes purchased 384,069 shares of Common Stock of the Company at a purchase price of $0.20 per share pursuant to a Common Stock Purchase Agreement dated January 30, 1995. Pursuant to this agreement, eighty-five percent of the shares were subject to repurchase by the Company upon voluntary or involuntary termination of Mr. Reyes' status as consultant to the Company as of January 1, 1995. The agreement provides that 2.3611% of the 384,069 shares shall be released from the Company's repurchase option at the end of each month after January 1, 1995, provided that Mr. Reyes continues to provide consulting services to the Company as of the date of such release, and all of the 384,069 shares shall be released from the repurchase option upon a merger or acquisition of the Company or a sale of all or substantially all of the assets of the Company.

    The following tables set forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended December 31, 1997, and the value of all options held by such Named Executive Officers on December 31, 1997.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1997

                                                      INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                   --------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                     NUMBER OF       % OF TOTAL                                RATES OF STOCK PRICE
                                    SECURITIES      OPTIONS/SARS     EXERCISE                APPRECIATION FOR OPTION
                                    UNDERLYING       GRANTED TO       OR BASE                        TERM(3)
                                   OPTIONS/SARS     EMPLOYEES IN       PRICE    EXPIRATION   ------------------------
NAME                                GRANTED(1)     FISCAL YEAR(2)     ($/SH)       DATE         5%($)       10%($)
---------------------------------  -------------  -----------------  ---------  -----------  -----------  -----------
Gregorio Reyes...................        5,000              0.1%     $  4.875      6/13/07   $    15,329  $    38,847
                                       300,000(4)           6.8%     $  4.31      10/24/07   $   813,161  $ 2,060,709

John H. Rademaker................      100,000              2.3%     $  4.875      6/13/07   $   306,586  $   776,949

Roger A. Dorf(7).................      420,000(5)           9.5%     $  3.9375     4/22/07   $ 1,040,035  $ 2,635,652

Otto Berlin(8)...................      130,000(6)           2.9%     $  3.9375     4/14/07   $   321,915  $   815,797
                                        30,000              0.7%     $  3.375      4/18/07   $    63,676  $   161,366

Dominic Genovese(9)..............      200,000(6)           4.5%     $  3.9375     4/14/07   $   495,255  $ 1,255,072

James D. McNally.................       70,000              1.6%     $  3.375      4/18/07   $   148,576  $   376,522
                                        75,000              1.7%     $  3.9375     12/9/07   $   185,720  $   470,652

Todd J. Krautkremer..............       50,000(6)           1.1%     $  3.9375      4/4/07   $   123,814  $   313,768

Karen Ratta......................       40,000(6)           0.9%     $  3.9375     4/14/07   $    99,051  $   251,014

Richard White....................       15,000              0.3%     $ 14.875      1/14/07   $   140,322  $   355,604
                                        40,000(6)           0.9%     $  3.9375     4/14/07   $    99,051  $   251,014
                                        30,000              0.7%     $  3.375      4/18/07   $    63,676  $   161,366

--------------------------

(1) All options were granted pursuant to the Company's 1991 and 1996 Stock Plans and become exercisable at the rate of one fourth of the shares subject to the option on the first annual anniversary of the vesting commencement date and 1/48th of the shares at the end of each month thereafter.

(2) Options to purchase a total of 4,438,484 shares of Common Stock were granted to employees in 1997, including options to purchase 2,725,512 shares of Common Stock pursuant to the Company's 1996 Stock Plan, 1,395,030 shares under the Company's 1991 Stock Plan and 2,942 shares under the Company's Assumed TyLink 1994 Stock Plan. The 1996 Stock Plan was adopted by the Board of Directors on August 27, 1996. As of March 17, 1998, stock options to purchase a total of 1,852,219 shares had been authorized for issuance under the 1996 Stock Plan, 1,827,719 of which were issued and outstanding at a weighted average exercise price of $3.86 per share. All grants under the 1996 Stock Plan have a per share exercise price equal to the fair market value of the Company's common stock on the date of grant. Except for initial grants upon hiring, none of the executive officers or directors of the Company is eligible to participate in the 1996 Stock Plan.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There is no assurance that the amounts reflected will be realized.

(4) These options become exercisable at the rate of one fourth of the shares subject to the option on the first annual anniversary of the vesting commencement date and 1/48th of the shares at the end of each month thereafter. The vesting of these options is subject to acceleration upon the occurrence of certain events, including appointment of a new Chief Executive Officer and the achievement of certain net income milestones by the Company.

(5) On April 18, 1997, the Board approved the cancellation and repricing of Mr. Dorf's option to purchase 525,000 shares, effective April 22, 1997. Mr. Dorf received a new option to purchase 420,000 shares of Common Stock (80% of the shares subject to his original option) with an exercise price equal to $3.9375, the higher of: (i) the closing sale price of the Company's Common Stock on April 14, 1997 ($3.9375), the date on which other employees' options were repriced, and (ii) the closing sale price of the Company's Common Stock on his grant date, April 22, 1997 ($2.9375). As consideration for the exchange, Mr. Dorf agreed to suspend the vesting on his new option for the six month period after April 22, 1997, at which time vesting will resume at the rate of 1/48th of the total number of 420,000 shares per month.

(6) On April 10, 1996, Mr. Krautkremer was granted options to purchase 50,000 shares of Common Stock at $22.25 per share. On May 28, 1996, Mr. Genovese was granted options to purchase 200,000 shares of Common Stock at $18.25 per share. On May 28, 1996, Mr. Berlin was granted options to purchase 130,000 shares of Common Stock at $18.25 per share. On April 10, 1996, Ms. Ratta was granted options to purchase 40,000 shares of Common Stock at $22.25 per share. On January 14, 1997 and August 27, 1996, Mr. White, was granted options to purchase 15,000 and 25,000 shares of Common Stock at $14.87 and $13.25 per share, respectively. All of these grants were canceled and exchanged for new options with an exercise price of $3.9375, the closing sale price of the Company's Common Stock on April 14, 1997, the effective grant date of the Company's option repricing program. As consideration for the exchange, these officers agreed to suspend the vesting of these new options during the six month period after April 14, 1997.

(7) Mr. Dorf resigned as an officer of the Company effective October 27, 1997. Pursuant to a settlement agreement between Mr. Dorf and the Company, Mr. Dorf agreed to serve as an employee of the Company until the earlier of July 31, 1998 or such time as he commences other employment. The settlement agreement provides that any options held by Mr. Dorf will continue to vest until the date of his termination of employment with the Company and vested options shall be exercisable for 60 days after termination. Mr. Dorf's stock options will expire if they are not exercised on or before September 29, 1998.

(8) Mr. Berlin resigned as an officer of the Company effective as of November 16, 1997. Pursuant to a settlement agreement between Mr. Berlin and the Company, Mr. Berlin agreed to serve as an employee of the Company until the earlier of May 16, 1998 or such time as he commences other employment. The settlement agreement provides that any options held by Mr. Berlin will continue to vest until the date of his termination of employment with the Company and vested options shall be exercisable for 60 days after termination. Mr. Berlin's options will expire if they are not exercised on or before July 15, 1998.

(9) Mr. Genovese resigned as an officer of the Company effective as of October 31, 1997. Pursuant to a settlement agreement between Mr. Genovese and the Company, Mr. Genovese agreed to serve as an employee of the Company until the earlier of April 30, 1998 or such time as he commences other employment. The settlement agreement provides that any options held by Mr. Genovese will continue to vest until the date of his termination of employment with the Company and vested options shall be exercisable for 60 days after termination. Mr. Genovese's options will expire if they are not exercised on or before June 29, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                AND OPTION/SAR VALUES AT END OF FISCAL YEAR 1997

                                                                      SECURITIES UNDERLYING
                                                                      NUMBER OF UNEXERCISED
                                                                           OPTIONS AT         VALUE OF UNEXERCISED
                                              SHARES                      12/31/97(1):       IN-THE-MONEY OPTIONS AT
                                            ACQUIRED ON     VALUE         EXERCISABLE/           12/31/97(2)($):
NAME                                         EXERCISE    REALIZED($)      UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
------------------------------------------  -----------  -----------  ---------------------  -----------------------
Gregorio Reyes............................      --           --           1,979/308,021               --/--
John H. Rademaker.........................      --           --            --/100,000                 --/--
Roger A. Dorf(3)..........................      --           --          120,000/300,000              --/--
Otto Berlin(3)............................      --           --          35,208/124,792             --/$5,550
Dominic Genovese(3).......................      --           --          54,166/145,834               --/--
James D. McNally..........................      --           --          65,625/150,625         $224,700/$31,850
Todd J. Krautkremer.......................      12,100    $  44,022       68,774/55,626         $187,082/$67,902
Karen Ratta...............................      19,583    $  57,586       30,416/57,501          $63,000/$98,001
Richard White.............................      --           --           10,952/72,207          $28,775/$6,411

------------------------

(1) No stock appreciation rights (SARs) were outstanding during 1997.

(2) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997 of $3.56. See "Executive Compensation and Related Information-- Compensation of Executive Officers--Option/SAR Grants in Fiscal Year 1997," footnotes 4 and 5, for discussion of option repricing program which was effected in April 1997.

(3) Mssrs. Dorf, Genovese, and Berlin resigned as officers of the Company effective October 27, 1997, October 31, 1997 and November 16, 1997, respectively.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

    On September 30, 1996, the Company entered into Change of Control Severance Agreements with each of its officers. In April 1997, the Board approved an amendment to these agreements to provide that upon a change of control of the Company, fifty percent (50%) of the officer's unvested options shall immediately vest. The remaining unvested options shall continue to vest at the same rate as the officer's original vesting schedule, so that the same number of options continue to vest per month as did prior to the change in control. In addition, the amendments to the agreements provide that the Company will enter into consulting arrangements with each such officer if he or she is involuntary terminated without cause or has his or her duties significantly reduced or is otherwise constructively terminated within twelve (12) months after a change of control of the Company. These consulting arrangements will last for up to twelve months (eighteen months in the case of John H. Rademaker) after such officer's termination. The agreements provide that, during the consultation period, the officer will continue to receive compensation at the rate at which he or she was previously compensated during the twelve months prior to such termination. In addition, the terminated officer's unvested options will continue to vest during the consultancy period.

    On October 24, 1997, the Company entered into a Change of Control Severance Agreement with Gregorio Reyes, Chairman of Board of Directors and Consultant to the Company. Pursuant to this agreement, if Mr. Reyes is terminated without cause or otherwise involuntarily terminated within twelve (12) months following a change of control of the Company, one hundred percent (100%) of Mr. Reyes' unvested options shall immediately vest.

    On August 23, 1996, the Company entered into an Employment Agreement with Richard M. White, Vice President of Customer Service. This agreement provides that if Mr. White is terminated by the Company prior to August 23, 1998 without cause or Mr. White terminates his employment with the

Company as a result of (a) a reduction in salary, (b) failure to provide benefits commensurate with that of other of the Company's employees at a similar level of seniority, (c) relocation to an office more than fifty miles from the current location or (d) material reduction in duties, Mr. White shall be entitled to severance payments equal to his monthly salary for the period beginning on the date of such termination through August 23, 1998. After August 23, 1998, Mr. White's is not entitled to severance benefits upon termination.

    On October 27, 1997, the Company entered into a Settlement Agreement and Mutual Release with Roger A. Dorf, then Chief Executive Officer of the Company. Pursuant to this agreement, in consideration for the release of all claims against the Company, the Company agreed to pay Mr. Dorf $19,583.33 each month through July 31, 1998. In addition, the Company agreed to allow the vesting of Mr. Dorf's options to purchase shares of Common Stock granted to him under the 1991 Plan, to continue through July 31, 1998. Pursuant to this agreement, Mr. Dorf agreed to perform such projects as may be reasonably requested by the Chairman of the Board of the Company for up to 20 hours a week until the earlier of July 31, 1998 or such time as he commences other employment.

    The 1991 Plan provides that in the event of a merger or sale of all or substantially all of the assets of the Company, the Administrator of the 1991 Plan will either accelerate the vesting of options and stock purchase rights held by all employees, including executive officers, or shall accomplish the assumption or substitution of such options and stock purchase rights by the successor corporation.

                      REPORT ON REPRICING OF OPTIONS/SARS

    In April 1997 the Company allowed all employees except Roger A. Dorf to cancel outstanding options that had not yet been exercised and that had an exercise price in excess of the then-current fair market value and replace them with new options for an equal number of shares with an exercise price equal to such fair market value. Such new options were granted at a price of $3.9375 per share, the closing sales price and fair market value of the Company's Common Stock on the effective date of the repricing, April 14, 1997. The new options were subject to the same vesting rate as the canceled options, but the optionees who elected to participate in the repricing agreed to suspend vesting of these options for a period of six (6) months after April 14, 1997. On April 22, 1997, Mr. Dorf, in exchange for the cancellation of his original option to purchase 525,000 shares of Common Stock, received a repriced option to purchase 80% of such shares (420,000 shares) of Common Stock. Mr. Dorf's new option had a per share exercise price of $3.9375, which is higher than the fair market value of the Company's Common Stock on the date of his grant. Mr. Dorf agreed to suspend vesting on this new option for a period of six months after April 22, 1997, at which time vesting would resume at the rate of 1/48th of the total number of 420,000 shares per month. See "Report of Compensation Committee--Option Repricing." The following table sets forth all repricings of options held by the Company's executive officers since the Company's initial public offering.

                                                                 10-YEAR OPTION/SAR REPRICING
                                            ----------------------------------------------------------------------
                                                             MARKET
                                              NUMBER OF     PRICE OF                                   LENGTH OF
                                             SECURITIES     STOCK AT                                    ORIGINAL
                                             UNDERLYING      TIME OF      EXERCISE                    OPTION TERM
                                            OPTIONS/SARS    REPRICING   PRICE AT TIME                 REMAINING AT
                                             REPRICED OR       OR       OF REPRICING                    DATE OF
                                               AMENDED      AMENDMENT   OR AMENDMENT   NEW EXERCISE   REPRICING OR
NAME                               DATE          (#)           ($)           ($)         PRICE($)      AMENDMENT
-------------------------------  ---------  -------------  -----------  -------------  -------------  ------------
Roger A. Dorf .................    4/22/97      420,000     $  2.9375        $18.00      $  3.9375        9 years
  President and Chief Operating
  Officer

Todd J. Krautkremer ...........    4/14/97       50,000     $  3.9375        $22.25      $  3.9375        9 years
  Vice President of Marketing

Karen Ratta ...................    4/14/97       40,000     $  3.9375        $22.25      $  3.9375        9 years
  Vice President of
  Manufacturing

Richard White .................    4/14/97       25,000     $  3.9375        $13.25      $  3.9375      8.5 years
  Vice President of Customer       4/14/97       15,000     $  3.9375      $14.8725      $  3.9375     9.75 years
  Service

Dominic Genovese ..............    4/14/97      200,000     $  3.9375        $18.25      $  3.9375      9.1 years
  Vice President of Sales

Otto Berlin ...................    4/14/97      130,000     $  3.9375        $18.25      $  3.9375      9.1 years
  Vice President of
  International Sales

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1995, the Company entered into a Consulting Agreement with Gregorio Reyes, the Chairman of the Board of Directors. This agreement provides for a monthly consulting fee of $6,000 per month to be paid to Mr. Reyes. For the year ended December 31, 1997, Mr. Reyes earned $72,000 under this contract. This agreement may be terminated by either party upon thirty days' prior written notice.

    On October 27, 1997, the Company entered into a Settlement Agreement and Mutual Release with Roger A. Dorf, then Chief Executive Officer of the Company. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

    On August 23, 1996 the Company entered into an employment agreement with Richard M. White, Vice President of Customer Service. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

    In September 1996, the Company entered into change-of-control severance agreements with each of its officers. On April 23, 1997, the Board approved certain amendments to these agreements. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

    The Company has granted shares of restricted stock and options to purchase stock to certain executive officers and outside directors. See "--Compensation of Executive Officers," and "--Compensation of Directors."

    The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    In April 1997, the Company repriced certain options to purchase Common Stock granted to employees, including executive officers. See "Executive Compensation and Related Information--Report of Compensation Committee" and "--Report on Repricing of Options/SARs."

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, directors Carlisle, Haggerty and O'Meara comprised the Compensation Committee of the Board of Directors until June 13, 1997, when Mr. Carlisle resigned from the Compensation Committee. (Mr. Carlisle did not stand for re-election as a member of the Board of Directors at the 1997 Annual Meeting.) None of these persons has ever been an officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks or other relationships during 1997 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1997, all Reporting Persons complied with all applicable filing requirements, except as follows: on March 21, 1997, Roger Dorf, who was then the Company's President and Chief Operating Officer filed one Form 4 late with respect to his open market purchase of 3,000 shares of the Company's Common Stock on February 21, 1997, and on July 1, 1997, Karen Ratta, the Company's Vice President of Manufacturing, filed one Form 4 late with respect to her exercise of 19,583 shares of the Company's Common Stock on March 31, 1997.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          William K. Guerry
                                          Secretary

    Dated: April 30, 1998

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              SYNC RESEARCH, INC.
                      1998 ANNUAL MEETING OF STOCKHOLDERS

               The undersigned stockholder of Sync Research, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 1998, and hereby appoints John H. Rademaker and William K. Guerry or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of Sync Research, Inc. to be held on June 12, 1998 at 2:00 p.m. local time, at the Marriott Suites located at 500 Bayview Circle, Newport Beach, California 92660, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

     -------                                                      -------
      SEE                                                           SEE
     REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     REVERSE
      SIDE                                                          SIDE
     -------                                                      -------

      PLEASE MARK
 /X/  VOTES AS IN THIS
      EXAMPLE.

1. Election of Directors.

   NOMINEES: Gregorio Reyes, John H. Rademaker,
   Charles A. Haggerty, William J. Schroeder

                 FOR             WITHHELD
           / /   ALL        / /  FROM ALL
               NOMINEES          NOMINEES
                                                      MARK HERE FOR
---------------------------------------------         ADDRESS CHANGE   / /
IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR         AND NOTE BELOW
ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE(S)
         NAME(S) ON THE LINE ABOVE.


                                                     FOR     AGAINST    ABSTAIN
2.   Proposal to approve an amendment to the
     Company's 1991 Stock Plan to increase           / /       / /        / /
     the number of shares reserved for
     issuance thereunder by an additional
     750,000 shares.



                                                     FOR     AGAINST    ABSTAIN
3.  Proposal to approve a series of amendments
    to the Company's 1995 Directors' Stock Option    / /       / /        / /
    Plan including an increase in the number of shares reserved for issuance thereunder by an additional 100,000 shares.



                                                     FOR     AGAINST    ABSTAIN
4.  Proposal to ratify the appointment of
    Ernst & Young LLP as the independent             / /       / /        / /
    public accountants of the Company for the year ending December 31, 1998.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1991 STOCK PLAN; (3) FOR APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1995 DIRECTORS' STOCK OPTION PLAN;
(4) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

NOTE: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

SIGNATURE ______________ DATE:________ SIGNATURE ______________ DATE:________